Exhibit 10.15

Final Version
Executive Form

E2open Parent Holdings, inc.
Performance-Based Restricted Stock Unit Notice
(2021 omnibus INCENTIVE PLAN)

E2open Parent Holdings, Inc. (the “Company”), pursuant to its 2021 Omnibus Incentive Plan (the “Plan”), hereby grants to Participant an Award of Restricted Stock Units for the number of shares of the Company’s Stock set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth in this Restricted Stock Unit Notice (this “Grant Notice”) and in the RSU Agreement (attached hereto as Attachment I) and the Plan, which has been made available to you on the Company Intranet, and the Vesting Schedule (attached hereto as Attachment II) both of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein but defined in the Plan or the RSU Agreement will have the same definitions as in the Plan or the RSU Agreement. If there is any conflict between the terms in this Grant Notice and the Plan, the terms of the Plan will control.

Name of Participant:
Date of Grant:
Number of Restricted Stock Units:

Vesting Schedule: Attached hereto as Attachment II

Issuance Schedule: Subject to any adjustment as provided in Section 10(a) of the Plan, one share of Stock will be issued for each Restricted Stock Unit that vests at the time set forth in Section 6 of the RSU Agreement.

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the RSU Agreement and the Plan. Participant acknowledges and agrees that this Grant Notice and the RSU Agreement may not be modified, amended or revised except as provided in the Plan. Participant further acknowledges that, as of the Date of Grant, this Grant Notice, the RSU Agreement and the Plan set forth the entire agreement and understanding between Participant and the Company regarding the acquisition of Stock pursuant to the Award specified above and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) Awards previously granted and delivered to the Participant, (ii) the Company’s Clawback Policy, if applicable, and any other compensation recovery policy that is adopted by the Company or is otherwise required by applicable law, and (iii) any written employment or severance arrangement that would provide for vesting acceleration of this Award upon the terms and conditions set forth therein. By accepting this Award, Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

E2open Parent Holdings, Inc. By: Signature Title: Date:	Participant: Signature Date:

Attachments: RSU Agreement and Vesting Schedule

2

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Attachment I

E2open Parent Holdings, inc.
2021 omnibus INCENTIVE PLAN

RSU Agreement

Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) and this RSU Agreement (this “Agreement”), E2open Parent Holdings, Inc. (the “Company”) has granted you an Award of Restricted Stock Units under its 2021 Omnibus Incentive Plan (the “Plan”) for the number of Restricted Stock Units indicated in the Grant Notice. Capitalized terms not explicitly defined in this Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.

If there is any conflict between the terms in this Agreement and the Plan, the terms of the Plan will control. The details of your Award of Restricted Stock Units (this or your “Award”), in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.
Grant of the Award. This Award represents the right to be issued on a future date one (1) share of Stock for each Restricted Stock Unit that vests on the applicable vesting date(s) (subject to any adjustment under Section 3 below) as indicated in the Grant Notice. As of the Date of Grant, the Company will credit to a bookkeeping account maintained by or on behalf of the Company for your benefit (the “Account”) the number of Restricted Stock Units subject to the Award. This Award was granted in consideration of your services to the Company.
2.
Vesting. Subject to the limitations contained herein, your Award will vest as provided in your Grant Notice. Vesting will cease upon your Termination. Except as set forth in this Section 2, upon your Termination, the Restricted Stock Units credited to the Account that were not vested pursuant to vesting terms provided in Attachment II as of the date of such Termination will be forfeited at no cost to the Company and you will have no further right, title or interest in or to such underlying shares of Stock.
(a)
Involuntary Termination During Performance Period. Upon your Termination (i) by the Company or any of its Affiliates for a reason other than your death or Disability or for Cause, or (ii) by you for Good Reason (an “Involuntary Termination”) during the Performance Period (as defined in Attachment II), one-fourth (1/4th) of your Restricted Stock Units will remain outstanding and eligible to performance vest in accordance with Attachment II. A pro rata portion of the number of Restricted Stock Units subject to your Award, if any, that subsequently performance vest pursuant to Attachment II will immediately time vest at the end of the Performance Period, with such pro rata portion equal to the number of full months you were employed by the Company or any of its Affiliates between March 1, 2021 and February 28, 2022 divided by twelve (12).
(b)
Defined Terms. For purposes of this Agreement,
(i)
“Annual Target Compensation” means the sum of your annual base salary (and does not include any other compensation, including but not limited to incentive bonuses, car allowances or any other type of perquisites or benefits), target annual cash bonus and

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target annual long-term equity incentive compensation opportunity as established by the Committee and, as applicable, reported in the Compensation Discussion & Analysis (CD&A) section of the Company’s annual proxy statement.
(ii)
“Comparable Employment” means employment on terms which provide (A) the same or greater rate of Annual Target Compensation, (B) substantially the same, equivalent or higher job title and level of responsibility as you had prior to the offer, disregarding any adjustment to your job title or level of responsibility to reflect your placement within the overall organizational hierarchy due to the Company becoming a business unit of the Company’s successor or an acquirer in a Change in Control, and (C) a principal work location that is both (i) no more than fifty (50) miles from your then-current office location and (ii) does not materially increase your travel time from your then-current residence (other than in connection with any teleworking or other arrangement related to a public health or safety emergency).
(iii)
“Good Reason” means the occurrence of any one or more of the following without your written consent: (A) a ten percent (10%) or greater reduction in your then-current base salary or target annual cash bonus or a fifteen percent (15%) or greater reduction in your then current Annual Target Compensation (other than (i) a reduction in connection with an across-the-board reduction for the Chief Executive Officer and each of his or her direct reports, (ii) a temporary reduction in your then-current Annual Target Compensation due to reasonably unforeseeable circumstances that materially impact the Company’s business or operations, or (iii) a reduction in your Annual Target Compensation in a particular fiscal year due to the expiration of a special, one-time increase in your Annual Target Compensation applicable to the immediately prior fiscal year); (B) a material diminution in your authorities, duties, or responsibilities (other than as a result of the Company ceasing to be a publicly traded company), or the assignment to you of duties inconsistent with your then-current authorities, duties or responsibilities; or (C) the Company’s requiring you to be based at an office location that is at least fifty (50) miles from your then-current office location and that materially increases your travel time from your then-current residence (other than in connection with any teleworking or other arrangement related to a public health or safety emergency); provided, that you may not rely on any particular action or event as a basis for terminating your employment due to Good Reason unless you deliver a notice based on that action or event within thirty (30) days after its occurrence and the Company has failed to correct the circumstances cited by you as constituting Good Reason within thirty (30) days of receiving such notice, and you terminate employment within ten (10) days following the Company’s failure to correct. However, no event shall be considered to constitute Good Reason if you are offered Comparable Employment with respect to your position, determined without giving effect to the events allegedly constituting Good Reason, by the Company or any Affiliate of the Company, regardless of whether you accept such offer of employment.
(c)
Involuntary Termination After the Performance Period. Upon your Involuntary Termination after the completion of the Performance Period, a number of Restricted Stock Units subject to your Award, if any, that previously performance vested pursuant to Attachment II will immediately time vest equal to the difference between (x) the product of (A) the aggregate number of Restricted Stock Units subject to your Award, if any, that previously performance vested, times (B) the number of full months you were employed by the Company or any of its Affiliates during the period between March 1, 2021 and February 28, 2025 divided by

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forty-eight (48), and (y) the number of Restricted Stock Units that have vested prior to the date of such Involuntary Termination.
(d)
Effect of a Change in Control. If a Change in Control occurs during the Performance Period, the number of Restricted Stock Units subject to your Award that would performance vest at Target Level (as defined in Attachment II) of performance will immediately performance vest and continue to time vest in accordance with Section 2 of Attachment II. Upon your Termination following a Change in Control due to your death, Disability or Involuntary Termination, the portion of your Restricted Stock Units subject to your Award that have previously performance vested (including any portion of your Restricted Stock Units subject to your Award that performance vested as a result of this Section 1(d)) will immediately time vest.
(e)
Committee Discretion to Accelerate Vesting. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of the number of Restricted Stock Units subject to your Award at any time and for any reason.
3.
Number of Shares. The number of Restricted Stock Units subject to your Award may be adjusted from time to time for capitalization adjustments, as provided in the Plan. Any additional Restricted Stock Units, shares, cash or other property that becomes subject to the Award pursuant to this Section 3, if any, shall be subject, in a manner determined by the Committee, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units covered by your Award. Notwithstanding the provisions of this Section 3, no fractional shares or rights for fractional shares of Stock shall be created pursuant to this Section 3. Any fraction of a share will be rounded down to the nearest whole share.
4.
Securities Law Compliance. You may not be issued any shares of Stock under your Award unless the shares of Stock underlying the Restricted Stock Units are then registered under the Securities Act or, if not registered, the Company has determined that such issuance of the shares would be exempt from the registration requirements of the Securities Act. The issuance of shares of Stock must also comply with all other applicable laws and regulations governing the Award and the Company’s policies, including without limitation the Company’s Insider Trading Policy, as amended from time to time, and you shall not receive such Stock if the Company determines that such receipt would not be in material compliance with such laws, regulations or Company policies, if applicable.
5.
Transfer Restrictions. Prior to the time that shares of Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of this Award or the shares issuable in respect of your Award, except as expressly provided in Section 5.a. below. For example, you may not use shares that may be issued in respect of your Restricted Stock Units as security for a loan. The restrictions on transfer set forth herein will lapse upon delivery to you of shares in respect of your vested Restricted Stock Units.
a.
Beneficiary Designation. Upon receiving written permission from the Committee or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company, designate a third party who, on your death, will thereafter be entitled to receive the shares issuable in respect of your Award. In the absence of such a

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designation, your executor or administrator of your estate will be entitled to receive any Stock or other consideration that vested but was not issued before your death.
6.
Date of Issuance.
a.
The issuance of shares in respect of the Restricted Stock Units is intended to comply with Treasury Regulation Section 1.409A-1(b)(4) and will be construed and administered in such a manner. In the event one or more Restricted Stock Units vests, the Company shall issue to you one (1) share of Stock for each Restricted Stock Unit that vests as soon as practicable following the applicable vesting date(s) (subject to any adjustment under Section 3 above) and in any event within thirty (30) days following the vesting date.
b.
The form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.
7.
Dividends. You shall receive no benefit or adjustment to your Award with respect to any cash dividend, stock dividend or other distribution that does not result from the adjustment provided in Section 10(a) of the Plan.
8.
Restrictive Legends. The shares of Stock issued under your Award shall be endorsed with appropriate legends, if applicable, as determined by the Company.
9.
Award Not a Service Contract. This Agreement is not an employment or service contract, and nothing in this Agreement will be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment or service.
10.
Withholding Obligations.
a.
On or before the time you receive a distribution of the shares of Stock underlying your Award, and at any other time as reasonably requested by the Company in accordance with applicable tax laws, you hereby authorize any required withholding from the shares of Stock issuable to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with your Award (the “Withholding Taxes”). Additionally, the Company or any Affiliate may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to your Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company; (ii) causing you to tender a cash payment; (iii) permitting or requiring you to enter into a “same day sale” commitment, whereby Withholding Taxes may be satisfied with a portion of the shares of Stock to be delivered in connection with your Restricted Stock Units by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell a portion of the shares of Stock and to deliver all or part of the sale proceeds to the Company and/or its Affiliates in payment of the amount necessary to satisfy the Withholding Taxes obligation; (iv) withholding shares of Stock from the shares of Stock issued or otherwise issuable to you in connection with the Award with a Fair Market Value (measured as of the date shares of Stock are issued to pursuant to Section 6) equal to the amount of such Withholding Taxes; provided, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange

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Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Committee; or (v) such other arrangements as are satisfactory to the Committee.
b.
Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to deliver to you any shares of Stock.
c.
In the event the Company’s obligation to withhold arises prior to the delivery to you of shares of Stock or it is determined after the delivery of shares of Stock to you that the amount of the Company’s withholding obligations was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.
11.
Tax Consequences. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its officers, directors, employees or Affiliates related to tax liabilities arising from your Award or your other compensation.
12.
Notices. Any notices provided for in your Award or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Award, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
13.
Unsecured Obligation. Your Award is unfunded, and as a holder of a vested Award, you shall be considered a general, unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares or other property pursuant to this Agreement.
14.
Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan will control. This Agreement shall be governed by and construed in accordance with the laws of the State of delaware. Any dispute, controversy or claim between You and the Company arising out of or related to this Agreement shall be resolved by arbitration in accordance with THE PROVISIONS RELATING TO ARBITRATION SET FORTH IN THe PLAN.
15.
Clawback/Recoupment Policy. Your Award (and any compensation paid or shares issued under your Award) is subject to recoupment in accordance with the Company’s Clawback Policy, , if applicable, The Dodd-Frank Wall Street Reform and Consumer Protection

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Act and any implementing regulations thereunder, any other clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.
16.
Other Documents. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you hereby acknowledge receipt of the Company’s Code of Conduct and Ethics and Insider Trading Policy, each, as in effect from time to time, which, among other things, prohibit certain individuals from selling shares during certain “black-out” periods.
17.
Effect on Other Employee Benefit Plans. The value of this Award will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
18.
Voting Rights. You will not have voting or any other rights as a stockholder of the Company with respect to the shares of Stock to be issued pursuant to this Award until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Award, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
19.
Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
20.
Data Privacy. You explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in Section 20(g) of the Plan (such Section 20(g) of the Plan is incorporated herein by reference and made a part hereof) by and among, as applicable, the Company, its Affiliates, third-party administrator(s) and other possible recipients for the exclusive purpose of implementing, administering, and managing the Plan and Awards and your participation in the Plan. You acknowledges, understands and agrees that Data may be transferred to third parties, which will assist the Company with the implementation, administration and management of the Plan.
21.
Miscellaneous.
a.
The rights and obligations of the Company under your Award will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by, the Company’s successors and assigns.
b.
You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

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c.
You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.
d.
This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
e.
All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

* * *

This RSU Agreement will be deemed to be signed by you upon the signing by you of the Restricted Stock Unit Grant Notice to which it is attached.

Attachment II

Vesting Schedule

2.
Vesting.
(a)
General. Your Award will vest on a performance and time basis. The number of Restricted Stock Units subject to your Award that vests on a performance basis will be determined from the period beginning March 1, 2023 and ending February 29, 2024 (the “Performance Period”) in accordance with Section 1(b). The number of Restricted Stock Units subject to your Award that have performance vested pursuant to Section 1(b) will time vest in accordance with Section 2. Your Award will not be vested as to any portion thereof unless and until such portion has both performance and time vested in accordance with this Section 1.
(b)
Performance Vesting. Your Award is eligible to performance vest based on the Company’s achievement as measured against the metrics set forth below during the Performance Period. The number of Restricted Stock Units subject to your Award that performance vests will be determined in accordance with this Attachment II and will be determined using straight line interpolation for performance between performance goals established for the below metrics. Any portion of your Award that does not performance vest as of the end of the Performance Period will be immediately forfeited.
(i)
Organic subscription revenue is non-GAAP subscription revenue which excludes impacts of purchase accounting adjustments, foreign exchange adjustments reflected as pro forma (excluding impacts of acquisition, disposition, or other material changes in the business that are treated as pro forma adjustments for external reporting purposes)
(ii)
Net bookings is gross bookings less churn for the respective period
(iii)
Adjusted EBITDA is defined as GAAP EBITDA less purchase accounting adjustments, share-based compensation, non-recurring/non-operating costs, acquisition costs, tax receivable agreement adjustments, warrant liability changes, contingent consideration changes, right-of-use impairment charges, foreign exchange adjustments (ie – constant currency) reflected as pro forma (excluding impacts of acquisition, disposition, or other material changes in the business that are treated as pro forma adjustments for external reporting purposes).
(iv)
The above definitions assume exclusion of impacts outside of the Company's control, such as M&A, litigation, insurance settlement costs, restructuring charges, discontinued ops, changes in accounting principles, changes in tax law or rate, charges related to regulatory changes, war, natural disasters, etc.
(c)
Committee Authority. The Committee will make all determinations and calculations regarding the metrics, the applicable performance goal established with respect to the metrics and the measurement of the Company’s performance, which determinations will be final, binding and conclusive. The Committee may, but will not be required to, adjust any of its determination based on acquisitions or dispositions of assets or business units and any other one-time or extraordinary events.

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3.
Time Vesting. The portion of your Award that performance vested pursuant to Section 1 will time vest in ratable installments on May 1 of each of 2024, 2025, 2026, and 2027 if you are then employed by the Company.